Exhibit 99.3

                              OFFICE BUILDING LEASE

                                   SUITE #290

         1. PARTIES.  This Lease dated for reference purposed only, February 12,
1999,  by  and  between  THE  DEL  MORENO   ("Landlord")   and  AMERICAN   DREAM
ENTERTAINMENT ("Tenant").

         2. PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord that certain office space ("Premises") which is outlined on Exhibit "A" attached hereto and incorporated herein by this reference, being situated on the 2nd floor of that certain office building ("Building') known as 20300 Ventura Boulevard, Woodland Hills, CA 92364.

                  The square footage in Exhibit "A" also includes 44 square feet as the Tenant's share of the common stairways, hallways, restrooms and other useable square feet that are part of the Building and which are charged pro rata to all other tenants of the Building. The inclusion of the Tenant's pro rata share of the common areas as part of the rentable square footage is in lieu of any common area expense charged to the Tenant for the base year.

                  By executing this Lease, Tenant acknowledges that the square footage represented in Exhibit "A" is based on the Landlord's measurements and Tenant has had the opportunity to make its own measurements with respect to the square footage.

                  Nothing contained in Paragraph 2 of the Lease shall be deemed to be a representation by Landlord as to the actual square footage of the Premises leased hereby. It is understood that Tenant has relied on his own measurements and investigations with regard thereto, and has not placed any reliance on Landlord or any of his agents, employees, or independent contractors with regard thereto.

                  The Premises exclude the common stairways, stairwells, hallways, access ways and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building. By taking possession of the Premises, Tenant accepts the improvements as completed or as substantially completed, and in the latter case, Landlord shall provide Tenant with a list of incomplete and/or corrective items to be acknowledged by Tenant, which Landlord shall complete and correct promptly thereafter.

                  Said Lease is subject to the terms, covenants, conditions and agreements hereinafter set forth, to each and all of which Landlord and Tenant hereby mutually agree.

         3. TERM. The term of this Lease shall be for one (1) year, commencing on March 1, 1999 and ending on February 29, 2000, unless sooner terminated pursuant to this Lease.

         4.       POSSESSION.

                  4.1 If Landlord for any reason whatsoever cannot initially deliver possession of the Premises to Tenant at the commencement of the term hereof, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, nor shall the expiration date of the above term be in any way extended, but except as otherwise specifically provided herein, in that event, all rent shall be abated during the period between the commencement of said term and the time when Landlord delivers possession.

                  4.2 In the event the commencement date of the term of this Lease is other than as provided in Section 3 above, then Landlord and Tenant shall execute a written acknowledgment of the date of commencement and shall attach it to this Lease as Exhibit "B."

                  4.3 In the event that Landlord shall permit Tenant to occupy the Premises prior to the commencement date of the term, such occupancy shall be subject to all of the provisions of this Lease and said early possession shall not advance the termination date hereinabove provided. In the event Tenant occupies the Premises prior to the commencement date of the term for the installation of Tenant trade fixtures and equipment in the Premises, or otherwise, such use or occupancy shall be pursuant to the express conditions that (a) Tenant's early entry shall not interfere with Landlord's work or construction or cause labor difficulty; (b) Tenant shall execute an indemnity agreement in favor of Landlord in form and substance satisfactory to Landlord;
(c) Tenant shall pay for and provide evidence of insurance issued by an insurance carrier (or evidence of self-insurance) approved in writing by Landlord; and (d) Tenant shall pay utility charges reasonably allocated to Tenant by Landlord. Tenant shall not commence the operation of business prior to the commencement date of the term without the express prior written consent of Landlord.

         5. RENT. Tenant shall pay to Landlord as rent for the Premises, without demand, deduction, abatement or set-off, the sum of Five Hundred Forty and 00/100 Dollars ($540.00) on or before the first day of each and every calendar month of the term of this Lease, the first monthly payment to be made concurrently with the execution hereof. If the commencement date is not the first day of a month or if the Lease termination date is not the last day of a month, the rent payable hereunder shall be prorated on a daily basis at the then current rate for the fractional month during which this Lease commences and/or terminates, and the rent payable for the partial month following the commencement date shall be payable on the first day of the second full calendar month of the term together with the regular monthly rent due. Said rent shall be paid to Landlord in lawful money of the United States of America, which shall be legal tender at the time of payment at the Office of the Building, or to such other person or at such other place as Landlord may from time to time designate in writing.

         6. SECURITY DEPOSIT. Concurrently with the execution of this Lease, Tenant has deposited with Landlord the sum of Five Hundred Fifty and 00/100 Dollars ($550.00), receipt of which is hereby acknowledged, to secure the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by Tenant to be kept and performed during the term hereof. Tenant agrees that if it shall fail to pay when due any installment of rent or any other sums provided in this Lease to be paid by Tenant to Landlord, or if Tenant shall default in or breach any of the other terms, covenants and conditions of this Lease and Landlord shall suffer any damage as a result of said default or breach, then in any such event Landlord may, at its option (but Landlord shall not be required to) apply said deposit to any rent or other sum due and unpaid by Tenant to Landlord hereunder, to any damage suffered by Landlord as a result of such default or breach to the extent of the amount of damage suffered by Landlord, or to any reasonable attorney's fees incurred by Landlord in connection with such default or breach. Should the entire amount so deposited be applied by Landlord as herein above provided, then Tenant, on the written demand of Landlord, shall forthwith remit to Landlord a sufficient amount in cash to restore said security deposit to its original amount, and Tenant's failure to do so within ten (10) days after such demand shall constitute a breach of this Lease. Should Tenant comply with all of the terms, covenants and conditions of this Lease and promptly pay all rental herein provided for as it falls due and all other sums payable by Tenant to Landlord hereunder, the unappropriated balance of said security deposit shall be returned to Tenant at the expiration of the term of this Lease or upon any earlier termination. Landlord shall have the right to commingle said security deposit with other funds of Landlord. Should Landlord sell its interest in the Premises during the term hereof and if Landlord deposits with the purchaser thereof the then unappropriated funds deposited by Tenant as aforesaid, thereupon Landlord shall be discharged from any further liability with respect to such deposit.

         7.       MISCELLANEOUS.

                  7.1 Tenant agrees that it shall comply with all fire and security regulations that may be issued from time to time by Landlord and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such fire or security regulations.

                  7.2 Landlord reserves the right by written notice to Tenant to rescind alter or waive any Rule or Regulation at any time prescribed for the Building when, in Landlord's judgment, it is necessary, desirable or proper for the best interest of the Building and its tenants.

                  7.3 Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent same.

                  7.4 Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant's address.

                  7.5 Landlord shall furnish heating and air conditioning during the hours of 7:00 a.m. and 7:00 p.m., Monday through Friday, and 7:00 a.m. to 12:00 p.m. on Saturday, except for holidays. In the event Tenant requires heating and air conditioning during off hours, Sundays or holidays, Landlord shall on notice provide such services at the then prevailing rate for such extra service.

                  7.6 Pets which shall include but not be limited to dogs, cats, birds and fish are prohibited from the Building, except for service animals.

                  7.7 Smoking anywhere on the Building Premises is prohibited, except in any area which the Building Management may designate as a "Smoking Area."

                  Landlord reserves the right to make such other and further rules and Regulations as in its judgment may be for the safety, care and cleanliness of the Premises and for the preservation of good order therein Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional Rules and Regulations which are adopted.

TENANT:                                     LANDLORD:

AMERICAN DREAM ENTERTAINMENT                BEVERLY DEVELOPMENT CO. VI
                                            d/b/a THE DEL MORENO


By:_______________________________  By:_____________________________
                                       ADOBE PROPERTIES,
Its:_______________________________         GENERAL PARTNER


                                   By:_____________________________
                                       General Partner

MTC/ej/195045